Augmedix Delivers 40% Revenue Growth for First Quarter of 2024

SAN FRANCISCO, May 13, 2024 -- Augmedix (Nasdaq: AUGX), a leader in ambient AI medical documentation and data solutions, today reported financial results for the three months ended March 31, 2024.

“Augmedix delivered in-line first quarter performance, with 40% revenue growth, 143% net revenue retention and 47.1% gross margins,” commented Manny Krakaris, Augmedix CEO. “We are confident about our positioning within the medical documentation market, and expect to report continued growth throughout the rest of the year. It is now clear, however, that health systems are proceeding methodically while they develop a better understanding of the capabilities of AI products.”

“We are seeing an increasing amount of interest with new and existing customers that are evaluating our AI products, Augmedix Go and Augmedix Go Assist, including active discussions for large deployments. In particular, the recently introduced ER version is resonating with health systems as it is the first fully-automated, generative AI powered medical documentation product for acute care. Augmedix Go Assist is quickly becoming a compelling solution given its attractive mix of price and efficiency. Meanwhile, following a successful pilot, our strategic partner HCA Healthcare is planning to expand Augmedix Go to additional emergency departments within its health system."

“At the same time, we have observed a slow-down in purchasing commitments by some providers as they evaluate the many AI offerings currently available. Based on current expectations, we now believe it is prudent to adjust our full year revenue outlook to reflect these developments that have arisen since the last earnings call,” continued Krakaris. “We are continuing to sell cohorts of new Live users, although not at the level that we had previously expected, while providers evaluate various AI offerings, including our own. A couple of our health systems have chosen to transition some of their Augmedix Live users to Augmedix Go Assist, reducing the near-term revenue expectations at these accounts. While the transition from our established Live product to our AI-based solutions, Augmedix Go and Augmedix Go Assist, may result in slower short-term revenue growth given the lower APRU of our AI products, we welcome this transition as it exposes us to a much larger segment of the market. We expect this will ultimately result in robust revenue growth going forward that is generated from products with inherently higher gross margins than our established Live product.”

Concluded Krakaris, “Our strategic positioning has always been to meet customers where they are today and where they want to be in the future. For this reason, we offer health systems the most comprehensive portfolio of products in the industry, giving unrivaled flexibility and value to users, that allow customers to select the optimal solution based on the clinician and the encounter. The market is trying to balance the need for medical note accuracy and completeness against cost-effective optimization. We believe offering solutions that span this spectrum is the winning approach at this juncture of AI’s evolution. This is being validated, in fact, by the strong early interest in our AI-based products. Augmedix is ideally positioned, with the right blend of solutions, strong AI capabilities, and a pipeline of forward-thinking healthcare systems and clinicians who are helping us optimize our suite of solutions.”

	Three Months Ended March 31,
Financial Highlights:	2024	2023	Change
Revenues	$13,471	$9,628	40%
Gross profit	$6,341	$4,386	45%
Gross margin	47.1%	45.6%	150 bps
Net loss	$(6,499)	$(5,239)	(24)%
Loss per share	$(0.12)	$(0.14)	14%
Adjusted EBITDA (non-GAAP)	$(5,078)	$(4,282)	(19)%

First Quarter 2024 Financial Highlights

All comparisons, unless otherwise noted, are to the three months ended March 31, 2023.
•Total revenue was $13.5 million, an increase of 40% compared to $9.6 million.
•Dollar-based Net Revenue Retention was 143% for our Health Enterprise customers compared to 136%.
•Gross Profit increased 45% to $6.3 million from $4.4 million.
•Gross Margin increased 150 basis points to 47.1% compared to 45.6%.
•Operating Expenses were $12.7 million compared to $9.5 million. Adjusted operating expenses, a Non-GAAP metric, increased 32% to $11.9 million compared to $9.0 million.
•Net loss was $6.5 million compared to $5.2 million.
•Adjusted EBITDA loss, a Non-GAAP metric, was $5.1 million compared to $4.3 million.
•Operating cash burn was $8.2 million compared to $6.2 million.
•Cash and cash equivalents, as of March 31, 2024, was $37.3 million compared to $19.9 million as of March 31, 2023.
•Common shares and pre-funded warrants outstanding as of March 31, 2024 were 53,146,326. The pre-funded warrants are included in the weighted average shares outstanding for the EPS calculation. Net exercising 100% of the remaining warrants and 100% of the fully-vested and in-the-money employee equity awards at a price of $2.22 per share would add another approximately 2.3 million common shares.

Adjusted operating expenses and Adjusted EBITDA are Non-GAAP financial measures. See “Non-GAAP Financial Measures.” Please see “Non-GAAP Financial Measures” below and the Reconciliation of GAAP to Non-GAAP Metrics table below.

2024 Revenue Guidance

Based on our current outlook, Augmedix expects to generate revenue of approximately $52 to $55 million in 2024.

Conference Call

Augmedix will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT today, Monday, May 13, 2024, to discuss its first quarter 2024 financial results. The conference call can be accessed by dialing + 1-877-407-3982 for U.S. participants or +1 (201) 493-6780 for international participants and referencing conference ID # 13746028. Interested parties may access a live and archived webcast on the “Investor Relations” section of the Company’s website at: ir.augmedix.com.

Definition of Key Metrics

Average Clinicians in Service: We define a clinician in service as an individual doctor, nurse practitioner or other healthcare professional using our products. We average the month-end number of clinicians in service for all months in the measurement period and the number of clinicians in service at the end of the month immediately preceding the measurement period. We believe growth in the average number of clinicians in service is a key indicator of the performance of our business as it demonstrates our ability to penetrate the market and grow our business. At this time clinicians in service does not include clinicians using Augmedix Go.

Average Annual Revenue Per Clinician: Average revenue per clinician is determined as total revenue, excluding Data Services revenue, recognized during the period presented divided by the average number of clinicians in service during that same period. Using the number of clinicians in service at the end of each month, we derive an average number of clinicians in service for the periods presented. The average annual revenue per clinician will vary based upon minimum hours of service requested by clinicians, pricing, and our product mix.

Dollar-Based Net Revenue Retention: Dollar-based net revenue retention is determined as the revenue from Health Enterprises as of twelve months prior to such period end as compared to revenue from these same Health Enterprises as of the current period end, or current period revenue. We define a "Health Enterprise" as a company or network of doctors that has at least 50 clinicians currently employed or affiliated that could utilize our services. Current period revenue includes any expansion or new products and is net of contraction or churn over the trailing twelve months but excludes revenue from new Health Enterprises in the current period. We believe growth in dollar-based net revenue retention is a key indicator of the performance of our business as it demonstrates our ability to increase revenue across our existing customer base through expansion of users and products, as well as our ability to retain existing customers.

About Augmedix

Augmedix (Nasdaq: AUGX) empowers clinicians to connect with patients by liberating them from administrative burden through the power of ambient AI, data, and trust.

The platform transforms natural conversations into organized medical notes, structured data, and point-of-care notifications that enhance efficiency and clinical decision support.

Incorporating data from millions of interactions across all care settings, Augmedix collaborates with hospitals and health systems to improve clinical, operational, and financial outcomes.

Augmedix is headquartered in San Francisco, CA, with offices around the world. To learn more, visit www.augmedix.com.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted operating expenses, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted Operating Expense as total operating expenses less share-based compensation expense.

In the fourth quarter of 2023, Augmedix changed its computation of Adjusted EBITDA to better reflect the performance of the Company’s business predominantly due to the equity financing that occurred in November of 2023, which significantly increased the Company’s cash balance. We now define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization; share-based compensation expense; income tax expense (benefit); and other income (expense) net, which consists of interest expense on our debt facility, interest income from our cash and cash equivalents, realized foreign currency gains and losses, loss on extinguishment of debt, change in fair value of a warrant liability, and grant income from the Bangladesh government related to our Bangladesh subsidiary. Prior to the fourth quarter of 2023, the Company did not exclude interest income earned on cash balances, realized foreign currency transaction gains or losses or grant income received from the Bangladesh government from the computation of Adjusted EBITDA. Adjusted EBITDA has been recast in prior periods to reflect this change for consistency in presentation.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from reviewing these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Metrics table in this press release. This accompanying table includes details on the GAAP financial measures that are most directly comparable to Non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This press release contains "forward-looking statements" that involve a number of risks and uncertainties. Words such as "believes," "may," "will," "estimates," "potential," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "targets," and variations of such words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, , statements regarding full-year revenue guidance for 2024; our confidence about our positioning within the medical documentation market, and our expectation to report continued growth throughout the rest of the year; Go Assist quickly becoming a compelling solution; HCA Healthcare’s plans to expand Augmedix Go to additional emergency departments within its health system; our observation of a slow-down in purchasing commitments by some providers; the transition by customers from our Live product to our AI-based solutions exposing us to a much larger segment of the market that will ultimately result in robust revenue growth going forward that is generated from products with inherently higher gross margins than our Live product; our offering to health systems the most comprehensive portfolio of products in the industry, giving unrivaled flexibility and value to users; the market trying to balance the need for medical note accuracy and completeness against cost-effective optimization and our belief that our offering solutions that span this spectrum are the winning approach at this juncture of AI’s evolution; the strong early interest in our AI-based products; and Augmedix being ideally positioned, with the right blend of solutions, strong AI capabilities, and a pipeline of forward-thinking healthcare systems and clinicians who are helping us optimize our suite of solutions. Forward-looking statements are based on management's expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our most recent Form 10-K filed with the Securities and Exchange Commission on March 26, 2024 as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services , as well as our ability to compete effectively in the market; and the impact of current and future laws and regulations. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investors:
Matt Chesler, CFA
FNK IR
investors@augmedix.com

Media:
Kaila Grafeman
Augmedix
pr@augmedix.com

AUGMEDIX, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except shares and key metrics)

	Three Months Ended March 31,
	2024	2023
Revenues	$13,471	$9,628
Cost of revenues	7,130	5,242
Gross profit	6,341	4,386
Operating expenses:
General and administrative	5,347	4,207
Sales and marketing	3,563	2,563
Research and development	3,833	2,710
Total operating expenses	12,743	9,480
Loss from operations	(6,402)	(5,094)
Other income (expenses):
Interest expense	(616)	(408)
Interest income	503	162
Other	(64)	134
Total other income (expenses), net	(177)	(112)
Net loss before income taxes	(6,579)	(5,206)
Income tax expense (benefit)	(80)	33
Net loss	$(6,499)	$(5,239)

Weighted average shares of common stock outstanding, basic and diluted	53,058,667	37,491,072

Key Metrics:
Average clinicians in service	1,862	1,371
Average annual revenue per clinician	$28,700	$27,800
Dollar-based net revenue retention rate	143%	136%

AUGMEDIX, INC.
Condensed Consolidated Balance Sheet
(Unaudited, in thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$37,301	$46,217
Restricted cash	125	125
Accounts receivable, net of allowance for credit losses of $174 and $110 at March 31, 2024 and December 31, 2023, respectively	9,979	8,572
Prepaid expenses and other current assets	2,568	1,909
Total current assets	49,973	56,823
Property and equipment, net	3,597	3,739
Operating lease right of use asset	4,918	5,220
Restricted cash, non-current	209	—
Deposits and other assets	859	930
Total assets	$59,556	$66,712

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,245	$721
Accrued expenses and other current liabilities	4,429	6,589
Deferred revenue	9,014	8,963
Customer deposits	851	851
Operating lease liability, current portion	1,487	1,494
Loan payable, current portion	7,500	5,000
Total current liabilities	24,526	23,618
Operating lease liability, net of current portion	3,751	4,049
Loan payable, net of current portion	12,952	15,303
Other liabilities	548	421
Total liabilities	41,777	43,391
Total stockholders' equity	17,779	23,321
Total liabilities and stockholders' equity	$59,556	$66,712

AUGMEDIX, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Net cash used in operating activities	$(8,236)	$(6,221)
Net cash used in investing activities	(542)	(173)
Net cash provided by financing activities	59	5,085
Effect of exchange rate changes on cash and restricted cash	12	(40)
Net decrease in cash and restricted cash	(8,707)	(1,349)
Cash and restricted cash at beginning of year	46,342	21,988
Cash and restricted cash at end of year	$37,635	$20,639

AUGMEDIX, INC.
Reconciliation of GAAP to Non-GAAP Metrics
(Unaudited, in thousands)

	Three Months Ended March 31,
Adjusted EBITDA:	2024	2023
Net loss	$(6,499)	$(5,239)

Add: Other income (expense) , net	(177)	(112)
Add: Depreciation	439	279
Add: Share-based compensation	885	533
Add: Income tax expense (benefit)	(80)	33
Total adjustments	1,421	957
Adjusted EBITDA	$(5,078)	$(4,282)

Adjusted Operating Expenses:
Total operating expenses	$12,743	$9,480
Less: Share-based compensation	844	507
Adjusted operating expenses	$11,899	$8,973